                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                -----------------
                                    FORM S-8

                              REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                -----------------

                               NETIVATION.COM, INC.
             (Exact name of registrant as specified in its charter)
                                -----------------

         DELAWARE                                             82-0514605
  (State or other jurisdiction of                (I.R.S. Employer Identification
  incorporation or organization)                                Number)

                      806 West Clearwater Loop, Suite N
                          Post Falls, Idaho                        83854
                           (208) 777-4203                        (Zip Code)
                  (Address of Principal Executive Offices)

                                -----------------

                                   Plan Names:
                              Netivation.com, Inc.
                            Non-Qualified Stock Plan
                              (Full Title of Plan)

                                -----------------

                                Anthony J. Paquin
                                President and CEO
                              Netivation.com, Inc.
                        806 West Clearwater Loop, Suite N
                             Post Falls, Idaho 83854
                                 (208) 777-4203
 (Name, Address and Telephone Number, including area code of Agent for Service)

                                -----------------

                                   Copies to:

                              Mark A. Ellison, Esq.
                 Moffatt, Thomas, Barrett, Rock & Fields, Chtd.
                       101 South Capitol Blvd., 10th Floor
                               Boise, Idaho 83701
                                 (208) 345-2000

                                          CALCULATION OF REGISTRATION FEE

------------------------ ---------------------- ---------------------- ---------------------- ---------------------------------

Title of Each Class of                            Proposed Maximum         Proposed Max.                 Amount of
   Securities to be          Amounts to be       Offering Price Per          Aggregate                  Registration
      Registered             Registered(1)            Share(2)            Offering Price                    Fee
------------------------ ---------------------- ---------------------- ---------------------- ---------------------------------
   Stock Options and     1,000,000 Shares (1)         $4.43 (2)            $4,430,000(2)                   $1,170
   Common Stock (par
     value $.0001)
------------------------ ---------------------- ---------------------- ---------------------- ---------------------------------



--------------------------------------- ----------------------------- ---------------------------- ----------------------------
            Type of Shares                    Number of Shares              Offering Price             Aggregate Offering
                                                                               Per Share                      Price
--------------------------------------- ----------------------------- ---------------------------- ----------------------------

Shares issuable pursuant to                      1,000,000                       $4.43                     $4,430,000
outstanding options under the
Non-Qualified Stock Plan
--------------------------------------- ----------------------------- ---------------------------- ----------------------------
Proposed Maximum Aggregate Offering
Price
--------------------------------------- ----------------------------- ---------------------------- ----------------------------
Registration Fee                                                                                             $1,170
--------------------------------------- ----------------------------- ---------------------------- ----------------------------



(1) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the employee benefit plan described herein as the result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock of the Registrant.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) & (h) of the Securities Act of 1933, as amended. The price per share is estimated to be $4.43 based on the average of the high ($5.00) and low ($3.87) sales price for the Common Stock on April 4, 2000, as reported on the Nasdaq National Market.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed by Netivation.com, Inc. (the "Registrant") with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

         (A) The Registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited consolidated financial statements for the Registrant's latest fiscal year for which such statements have been filed.

         (B) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the period covered by the annual report or prospectus referred to in (a) above.

         (C) The description of the Registrant's Common Stock contained in the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on June 22, 1999, under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating the description.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the filing of a post-effective amendment, which indicate that the securities offered hereby have been sold or which deregisters the securities covered hereby, then remaining unsold, shall also be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date such documents are filed.

ITEM 4.  DESCRIPTION OF SECURITIES

     Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

     The validity of the shares of Common Stock offered hereby will be passed upon for the Registrant by Moffatt, Thomas, Barrett, Rock & Fields, Boise, Idaho. As of the date of this filing, Moffatt Thomas has option rights to purchase 62,500 shares of Common Stock at an exercise price of $.03 per share through the assignment of an irrevocable non-qualified option agreement.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - - a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

     The Registrant has entered into indemnification agreements with its officers and directors. The indemnification agreements protect the Registrant's officers and directors against certain liabilities, including liabilities under the Securities Act.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIM

         Not applicable.

ITEM 8.  EXHIBITS


Number                      Exhibit
-------                    ---------
5.1      Opinion of Moffatt, Thomas, Barrett, Rock & Fields, Chtd.

23.1     Consent of Arthur Andersen, LLP

23.2 Consent of Moffatt, Thomas, Barrett, Rock & Fields, Chtd. Reference is made to Exhibit 5.1

99.1     The Registrant's Non-Qualified Stock Plan

99.2     The Registrant's Stock Option Grant Notice for the Non-Qualified Stock
         Plan

ITEM 9.  UNDERTAKINGS

     1.  The undersigned registrant hereby undertakes:

         (A) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (B) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the Town of Post Falls, State of Idaho, on April 6, 2000.


                                        Netivation.com, Inc.

                                        By:

                                        /s/  Anthony J. Paquin
                                        ---------------------------------------
                                        Anthony J. Paquin
                                        Chairman of the Board of Directors,
                                        President and Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


       SIGNATURE                           TITLE                   DATE
      -----------                         -------                 ------
/s/  Anthony J. Paquin               Chairman of Board of        April 6, 2000
----------------------------------   Directors, President and
Anthony J. Paquin                    Chief Executive Officer


/s/  Gary S. Paquin                  Chief Marketing Officer,    April 6, 2000
----------------------------------   Secretary and Director
Gary S. Paquin


/s/  James B. Arnold                 Chief Financial Officer     April 6, 2000
----------------------------------
James B. Arnold


/s/  James L. Sloan                  Controller                  April 6, 2000
----------------------------------
James L. Sloan


/s/  Douglas K. Carnahan             Director                    April 6, 2000
----------------------------------
Douglas K. Carnahan


/s/  T.A. (Drew) Wahlin              Director                    April 6, 2000
----------------------------------
T.A. (Drew) Wahlin


/s/  Donna L. Weaver                 Director                    April 6, 2000
----------------------------------
Donna L. Weaver

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                                  EXHIBIT INDEX

Exhibit Number                              Description
5.1      Opinion of Moffatt, Thomas, Barrett, Rock & Fields, Chtd.

23.1     Consent of Arthur Andersen, LLP

23.2     Consent of Moffatt, Thomas, Barrett, Rock & Fields, Chtd.  Reference is made to Exhibit 5.1

99.1     The Registrant's Non-Qualified Stock Plan

99.2     The Registrant's Stock Option Grant Notice (Non-Qualified Stock Plan)
